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                                  EXHIBIT 10.6


          REQUIREMENTS AGREEMENT, DATED AS OF DECEMBER 6, 1997 BETWEEN
                   NEWCORNCO LLC AND TWIN GARDEN FARMS, INC.
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THIS AGREEMENT HAS BEEN REDACTED AND IS THE SUBJECT OF A CONFIDENTIAL TREATMENT
REQUEST. REDACTED MATERIAL IS BRACKETED ON PAGES 1, 2, 3, 4, AND 8, ON EXHIBIT A AND ON SCHEDULE 1 AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.





                             REQUIREMENTS AGREEMENT

         THIS REQUIREMENTS AGREEMENT("Agreement") is entered into by and between NewCornCo, LLC, a Delaware Limited Liability Company, with its principal place of business at 3241 Somis Road, Somis, CA 93066 ("Company") and Twin Garden Farms, an Illinois Partnership, with its principal place of business at 23017 Route 173, Harvard, IL 60033-0728 ("Supplier").

                                    RECITALS

         A. The Company is in the business of producing, purchasing or otherwise acquiring, and manufacturing, processing and marketing fresh husked (i.e., other than canned or frozen) corn products, including, but not limited to bulk sweet corn ("Business").

         B. The Supplier is a producer of fresh unhusked bulk sweet corn ("Bulk Sweet Corn").

         C. The Company desires to acquire from the Supplier and the Supplier desires to provide to the Company all of the Bulk Sweet Corn the Company may require, upon the terms, covenants and conditions contained in this Agreement.


         NOW THEREFORE, for valuable consideration the parties agree as follows:

         1. TERM. The term ("Term") of this Agreement shall commence January 1, 1998 and shall continue so long as Twin Garden Sales, an Illinois corporation is a Member of the Company.

         2. QUANTITY. During the Term, the Supplier shall supply to the Company all of the Bulk Sweet Corn that may be required by the Company for its Business during the months of July through September, or such longer or shorter period as weather permits in those geographic areas set forth in 2c. below.

                  a. Nonetheless, the Company will require a [ ] forty-eight
(48) count equivalent cases of Bulk Sweet Corn each year.

                  b. Supplier's production of the Bulk Sweet Corn for the Company shall be based on a yearly production plan, which will outline the volume of sweet corn to be delivered each week. The plan will include the dates of supply and specific varieties, if any and will be supplemented by Supplier as to dates of planting and location when available. Any change in the plan will be
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approved by the Company and Supplier. A copy of the yearly production plan for
1998 is attached as Exhibit A. Yearly production plans for future years will be provided to the Supplier as soon as available, but in any event at least six (6) months prior to the commencement of each annual growing season, as the term "growing season" is customarily used in the agricultural community where the corn is to be grown.

                  c. In addition to the [ ] forty-eight (48) count equivalent cases of Bulk Sweet Corn described in Section 2.a. above, Supplier will have the right of first refusal to supply to the Company all additional amounts of Bulk Sweet Corn required by Company to be grown in Illinois, Wisconsin, Indiana, Iowa, Missouri, Arkansas, Tennessee, Minnesota, Mississippi, Kentucky, Michigan or Alabama ("Geographic Area"). The right of first refusal herein shall mean the right of Supplier to provide any portion of the additional amounts upon the prices as set forth in section 4a or 4b, if applicable, or as negotiated in good faith if not applicable.

         3. QUALITY. The quality of the Bulk Sweet Corn delivered to the Company shall meet the standards shown in Schedule 1.

                  a. A "forty-eight (48) count equivalent case" is made up of forty-eight (48) ears of processed sweet corn with a minimum length of four and three-quarters (4 3/4) inches, the term "processed" means ears of corn that have been husked and trimmed at both ends in accordance with prevailing standard agricultural practices.

                  b. The Company's husked quality standards, as delivered to the Supplier in writing, will be applied when packing the Bulk Sweet Corn.

                  c. The Supplier has the right to all waste ears which do not meet the Company's quality requirements for packing. That waste ears may be used in any one of the following ways:

                           (1) If the Company can develop a market for the smaller sized waste ears the Company will pay fifty percent (50%) of the agreed rate shown in Section 4, below.

                           (2) The Supplier may elect, in the Supplier's sole discretion, to make frozen sweet corn kernels out of the "waste ears" of corn. Those "waste ears" will be packed in transport containers, and shipped to the facility designated by the Supplier, all at the expense of the Supplier.

                           (3) The Supplier may market the "waste ears" as animal feed.

                           (4) Any other use in Supplier's sole discretion, provided it does not directly compete with the Company.


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         4. PRICE. Subject to the annual modifications to reflect changes in direct costs of productions, as negotiated between the parties in good faith, for each forty-eight (48) count equivalent cases of Bulk Sweet Corn accepted by the Company, the Company agrees to pay to the Supplier:

                  a. Bulk Sweet Corn supplied by the Supplier in [ ] will be paid at the rate of [ ] for each finished forty-eight (48) count case, F.O.B. the field where the corn is grown. The price for this corn supplied in [ ] will be adjusted pursuant to annual modifications above and subject to section 15.

                  b. For Bulk Sweet Corn supplied for [ ] at the rate of [ ] per packed forty-eight (48) count equivalent case, F.O.B. field where the corn is grown. The price for this corn supplied in [ ] will be adjusted pursuant to annual modifications above and subject to section 15.

                  c. If the Company is unable to pack the Bulk Sweet Corn due to market conditions, as determined in the Company's sole discretion, the Company shall pay for the delivered corn as follows:

                           (1) Bulk Sweet Corn which has been harvested and delivered to the Company will be valued [ ]

                           (2) Bulk Sweet Corn which is left standing the field will be valued [ ].

                  d. The Company shall pay all amounts owing pursuant to this Requirements Agreement in [ ] within twenty-one (21) days of invoice by Supplier. The time period for payment for successive years shall be negotiated in good faith by the Company and Supplier each fall for the next year.

         5. COST OF PRODUCTION. The Supplier shall bear the entire cost of production of the Bulk Sweet Corn, including but not limited to labor, seed, fertilizer, chemicals, land irrigation, tillage costs, harvesting and loading the crop onto trucks for transport to the Company's designated facility.

         6. DELIVERY. The Supplier shall grow, harvest and deliver the Bulk Sweet Corn F.O.B. the field where the Bulk Sweet Corn is grown and harvested.

                  a. The Supplier shall deliver to the Company all of the Bulk Sweet Corn required by the Company as indicated by the Company in writing to the Supplier from time to time F.O.B. the field where it is grown.

                  b. With the approval of the Company, the Supplier will arrange for and schedule trucks to haul the Bulk Sweet Corn crop from the field to the facility designated by the Company. The cost


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of cooling, hauling, and unloading the crop at the Company's designated facility will be expenses borne by the Company.

                  c. At least one hundred eighty (180) days before the beginning of the corn growing season (as that term is customarily used in the location where Supplier grows its corn), the Company will provide Supplier with its requirements for that next growing season ("Requirements Schedule").


                  d. If the Supplier is able to provide the amount of bulk Sweet Corn in the Requirements Schedule, but the Company is unable to accept delivery for any reason, the Company shall pay to the Supplier [ ]. Upon receipt of payment, Supplier shall [ ], as calculated pursuant to section 4c.(2).

                  e. Despite any other provision of this Agreement apparently to the contrary, any crop to be grown under the terms of this Agreement shall at all times remain the property of Supplier until harvested and loaded onto trucks for transport to the Company's designated facility. However, no Bulk Sweet Corn grown under the terms of this Agreement for any weekly requirement due to the Company can be sold to anyone other than the Company, until the quantity required to be sold that week to the Company pursuant to Section 2, has been satisfied.

         7. RISK OF LOSS. The Supplier shall bear the risk of loss of the Bulk Sweet Corn until the Bulk Sweet Corn is accepted by the Company, as provided in
Section 6. Thereafter, the Company shall bear the risk of loss.

         8. UNAVAILABILITY OR DELAY. The Supplier shall not be in default under this Agreement because of unavailability of the Product due to temporary shortages or unavailability caused by delays in or unavailability of transportation, fire, strikes, work stoppages, acts of God, or other causes beyond the reasonable control of the Supplier.

         9. SUPPLIER'S NONCOMPETITION AGREEMENT. During the Term of this Agreement and for a period if five (5) years after its termination for any reason, Supplier agrees that it will not directly or indirectly supply Bulk Sweet Corn products to, and will not, and will use its best efforts to cause its officers, directors and employees to not, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, consultant or otherwise with, or render services to, or have, directly or indirectly, any financial interest in (except for ownership of less than five percent (5%) of any publicly traded stock that is a Conflicting Organization) any Conflicting Organization within the territorial scope of this covenant described in paragraph 9.a, below.


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                  a. The term "Conflicting Organization" means any person,
entity, corporation, partnership, joint venture or other organization engaged in or planning or attempting to become engaged in any enterprise substantially similar to the Business, in the United States, Canada, Mexico, Japan and the European Economic Community, and any political subdivision within the United States, Canada, Mexico, Japan and the European Economic Community where the Buyer currently and reasonably contemplates operating the Business (the "Territorial Scope" of this Agreement).

                  b. Recognizing the specialized nature of the Business and the scope of competition, Supplier acknowledges the geographic areas comprise a series of separate covenants, one for each of the United States, Canada, Mexico, Japan and the European Economic Community, and any political subdivision of the United States, Canada, Mexico, Japan and the European Economic Community.

                  c. If in any judicial proceeding a court shall refuse to enforce any of the separate covenants deemed included in this Section 9, then the unenforceable covenant shall be deemed eliminated for the purpose of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced.

                  d. It is the agreement of the parties that the maximum protection available under the law within the foregoing limits shall be provided to the Company and that if the restrictions hereby imposed are deemed by a court to be unreasonably broad in time, territory or scope, this Section 9 shall be construed to impose only such restrictions as are reasonable.

                  e. The Supplier further agrees and acknowledges that any breach of the foregoing covenant cannot adequately be compensated with money damages, and that in the event of a breach of the foregoing covenant, Buyer shall be entitled to all remedies at law or in equity that are available, including, without limiting the generality of the foregoing, injunctive relief.

                  f. The Company acknowledges and agrees that this noncompetition provision does not apply to that portion of the Supplier's business, which sells Bulk Sweet Corn to retailers, or to companies whose entire purchases of corn are either frozen or canned.

         10. COMPANY'S NONCOMPETITION AGREEMENT. The Company agrees that it will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, consultant or otherwise with, or render services to, or have, directly or indirectly, any financial interest in any Supplier Conflicting Organization, except for ownership of less than five percent (5%) of any publicly traded stock that is a Conflicting Organization for so long as Twin Garden Sales, Inc. is


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a member of the Company in any location within the Geographic Area of this
Agreement during the months of July, August and September.

                  a. The term "Supplier Conflicting Organization" means any person, entity, corporation, partnership, joint venture or other organization engaged in or planning or attempting to become engaged in any enterprise substantially similar to the Business in the Geographic Area.

                  b. The term the "Business" means the business of growing, packaging, producing, marketing, purchasing or otherwise acquiring and marketing, Bulk Sweet Corn.

                  c. Notwithstanding any of the foregoing to the contrary, the Company shall be entitled to market fresh unhusked sweet corn anywhere outside of Geographic Area if distributed through Twin Garden Sales, Inc., of an amount equal to the Company's unhusked corn which is in excess of the amount needed to fulfill its husked sweet corn orders. The Company agrees to use its best faith efforts to accurately predict the weekly needs for corn products at the time of planting.

                  d. This covenant does not apply to the activities of Company with respect to that amount of fresh unhusked sweet corn requested by the Company pursuant to the Requirements Agreement which twin Garden Farms is unwilling or unable to supply.

                  e. It is the agreement of the parties that the maximum protection available under the law within the foregoing limits shall be provided to the Supplier and that if the restrictions hereby imposed are deemed by a court to be unreasonable broad in time, territory or scope, this Section 9 shall be construed to impose only such restrictions as are reasonable.

                  f. The Company further agrees and acknowledges that any breach of the foregoing covenant cannot adequately be compensated with money damages, and that in the event of a breach of the foregoing covenant, the Supplier shall be entitled to all remedies at law or in equity that are available, including, without limiting the generality of the foregoing, injunctive relief.

                  11. SUPPLIER IS NOT COMPANY'S AGENT. This Agreement does not create any relationship between the Company and the Supplier as principal and agent, or any other relationship except purchaser and seller.

                  a. Under no circumstances shall the Supplier be deemed an agent of the Company.

                  b. The Supplier agrees the Supplier shall not represent itself as an agent of the Company, directly or by implication.


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                  c. The Supplier shall not create or assume any obligation in the name of the Company.

         12. PROHIBITION OF ASSIGNMENT BY SUPPLIER. This Agreement has been entered into by the Company in reliance upon the Supplier's skill and experience in producing the Bulk Sweet Corn.

                  a. Except as specifically permitted by this Agreement, the Supplier shall not make or allow any assignment of this Agreement or of any rights or interest herein without the prior written consent of the Company, which the Company may withhold in its sole discretion.

                  b. For all purposes of this Agreement, each of the following shall be deemed to be an assignment of this Agreement:

                           (1) Any sale, assignment, transfer, franchise or license by the Supplier of or with respect to this Agreement or any rights or interest herein.

                           (2) Sale at judicial sale or under power of sale, conveyance or retention of collateral in satisfaction of debt, or other procedure to enforce the terms of any pledge, encumbrance or security interest in this Agreement that results in disposition of the Supplier's interest herein.

                           (3) The passing by operation of law to any other party or parties of the Supplier's interest in this Agreement or any part thereof.

                           (4) Any act, transaction or event that results in any change in the controlling interest of the Supplier.

                  c. Except as expressly permitted by this Agreement, any attempted assignment of this Agreement shall be deemed a breach of this Agreement, and shall confer no rights or interest in this Agreement upon the purported transferee or any other party.

         13. ASSIGNABILITY BY COMPANY. This Agreement may be assigned by the Company to any successor to the business of the Company, only so long as the successor agrees to be bound by all of the Company's obligations hereunder.

         14. TERMINATION BY SUPPLIER. The Supplier may not terminate this Agreement at any time without cause. For the purposes of this Agreement, "cause" shall mean a material default of a nonmonetary obligation owed to the Supplier under this Agreement by the Company or nonpayment of any amount due to the Supplier within twenty-one (21) days of the amount becoming due to the Supplier. Supplier shall provide the Company with written notice of any default. However, the Company shall not be in default under this Agreement if:


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                  a. Within thirty (30) days after receiving written notice of a nonmonetary default from the Supplier, the Company cures the default.

                  b. Within nine days after written notice of a monetary default is sent from the Supplier via telefax to the Company as provided in section 16, the Company cures the default.

                  c. If the default is of such nature that it is not capable of being totally cured with reasonable diligence by the Company within the thirty
(30) day period, but the Company commences to cure that default within that thirty (30) day period continues to diligently work to cure the default even after the thirty (30) day period has passed, and curing the default is completed as soon thereafter as is reasonably practicable.

                  d. It is agreed that, if any breach or default occurs, in addition to all other remedies provided in this Agreement or by law, the Company shall be entitled to relief in equity (including a temporary restraining order, temporary or preliminary injunction, and permanent mandatory or prohibitory injunction) to restrain the continuation of any such breach or default or to compel compliance with the provisions of this Agreement.

         15. TERMINATION BY COMPANY. The right of the Company to terminate this Agreement under this Section 14, whether or not exercised, shall not be exclusive of any other remedies given to the Company by this Agreement or by law because of any default of the Supplier.

                  a. The Company may terminate this Agreement at any time thereafter by giving written notice of the termination to the Supplier upon any of the following:

                           (1) Despite any other provision of this Agreement to the contrary, on thirty (30) days written notice to Supplier if the cost to the Company for the Bulk Sweet Corn is [ ] the cost to the Company for obtaining that corn from other suppliers on terms similar to this Agreement.


                           (2) If the Supplier fails to perform any obligation imposed upon the Supplier by this Agreement, and such default is not totally cured within thirty (30) days after the Supplier's receipt of written notice of the default from the Company. However, if the default is of such nature that it is not capable of being totally cured with reasonable diligence by the Supplier within the thirty (30) day period, this Agreement shall not be terminated by the Company if the Supplier has, upon receipt of the notice of default, begun to exercise reasonable diligence to cure such default, and the Supplier continues to be diligent work to cure the default even after the thirty (30) day period has passed, and curing


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         the default is completed as soon thereafter as is reasonably practicable.

                           (3) Except as permitted by this Agreement, any attempted or purported assignment of this Agreement by the Supplier. If the Company does not elect to exercise its right to terminate this Agreement pursuant to this paragraph 15a.(4), that election shall not be deemed a consent to the assignment nor to confer any rights or interest whatever upon the purported assignee, and this Agreement shall remain binding and in full force and effect as between the Company and the Supplier unless and until the Company elects to terminate it.

                           (4) The adjudication of the Supplier as bankrupt, or the filing of any petition by or against the Supplier, under the federal bankruptcy laws other laws relating to relief of debtors, for reorganization, arrangement or other similar relief provided therein, unless such petition filed against the Supplier is dismissed within thirty (30) days, or the making by the Supplier of a general assignment for the benefit of creditors.

                           (5) The appointment of any receiver, trustee, sequestrator or similar officer to take charge of the Supplier's business, or any attachment, execution, levy, seizure or appropriation by any legal process of the Supplier's interest in this Agreement, unless the appointment of such officer is vacated or discharged or the effect of such legal process is otherwise released within thirty (30) days.

                  b. However, if the Company terminates this Agreement for anything other than cause, the Company agrees to purchase the Bulk Sweet Corn that has been planted by Supplier for sale to the Company under the terms of this Agreement.

                  c. The Supplier agrees that neither termination of this Agreement, nor an action at law, nor both, would be an adequate remedy for a breach or default by the Supplier.

                  16. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, commercial messenger service or telecopy, or mailed certified mail, return receipt requested, addressed to the parties as follows:

         To the Company:            NewCornCo, LLC
                                    c/o Agricultural Innovation & Trade
                                    P.O. Box 607
                                    Somis, CA  93066
                                    Facsimile: (805) 386-4389


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         with a copy to:            Wilfred J. Freeman
                                    Fairfield, Strauss, Uritz & Kinigstein
                                    290 Maple Court, #200
                                    Ventura, CA 93003
                                    Facsimile: (805) 644-4325

         To the Supplier:           Twin Garden  Farms
                                    23017 Route 173
                                    P.O. Box 728
                                    Harvard, IL 60033-0728
                                    Facsimile:  (815) 943-0200

         with a copy to:            Jack D. Ward
                                    Reno, Zahn, Folgate, Lindberg & Powell
                                    1415 E. State Street, Suite 900
                                    Rockford, IL 61104
                                    Facsimile:  (815) 987-4092

         or to such other person or address of which a party may advise the other party in writing.

         17. WAIVERS. No failure by the Company to take action on account of any default by the Supplier, whether in a single instance or repeatedly, shall constitute a waiver of any such default or of the performance required of the Supplier. No waiver of any other breach of any obligation or provision in this Agreement shall be deemed a waiver of any other covenant or provision in this Agreement, and no waiver shall be valid unless in writing and executed by the waiving party.

         18. CONSTRUCTION. Section headings are solely for the convenience of the parties and are not a part of and shall not be used to interpret this Agreement.

                  a. The singular form shall include the plural and vice versa.

                  b. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties have prepared it.

                  c. Unless otherwise indicated, all references to sections are to this Agreement.

         19. THIRD-PARTY RIGHTS. Nothing in this Agreement, express or implied, is intended to confer on any person, other than the parties to this Agreement and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

         20. INTEGRATION. Despite any prior course of dealing, custom or usage of trade, or course of performance, this Agreement contains the entire agreement between the parties regarding the


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matters that are the subject of this Agreement, and this Agreement expressly supersedes all previous or contemporaneous agreements, understandings, representations, or statements between the parties regarding the rights and obligations that are the subject of this Agreement.

         21. AMENDMENT. This Agreement may not be amended or altered except by a written instrument executed by both parties.

         22. PARTIAL INVALIDITY. Any provision of this Agreement that is unenforceable or invalid or the inclusion of which would adversely affect the validity, legality, or enforceability of this Agreement shall be of no effect, but all the remaining provisions of this Agreement shall remain in full force.

         23. AUTHORITY OF PARTIES. All persons executing this Agreement on behalf of any party to this Agreement warrant that they have the authority to execute this Agreement on behalf of that party.

         24. GOVERNING LAW. This Agreement will be governed by the laws of the State of California, without regard to the principles of conflicts of laws.

         25. SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assignees of the parties to this Agreement.

         26. ATTORNEYS' FEES. If any legal action or any arbitration or any other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled, whether or not such action proceeds to final judgment.

         27. TIME OF THE ESSENCE. Time is of the essence of this Agreement.


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         IN WITNESS of the mutual promises made above, the Company and the
Supplier have executed this Agreement on 12/6/97.

                                    SUPPLIER:


                                    Twin Garden  Farms, an Illinois
                                    Partnership


                                    By: /s/ Mark Hayes


                                    COMPANY:

                                    NewCornCo, LLC, a Delaware Limited
                                    Liability Company

                                    By: EPL Technologies, Inc., a Colorado
                                        Corporation, Member

                                    By: /s/ Paul L. Devine
                                        Paul Devine, President

                                    By: Agricultural Innovation & Trade, Inc.,
                                        a California Corporation, Member

                                    By: /s/ James Roberts
                                        James Roberts, Vice President

                                    By: Twin Garden Sales, an Illinois
                                        Corporation, Member

                                    By: /s/ Mark Hayes
                                        Mark Hayes, President


                                       12

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                                   EXHIBIT A


NEW CORN CO.


Midwest Planting Schedule




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
SCHEDULE 1

NEW CORN CO.

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